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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-34630




                              PROSPECTUS SUPPLEMENT

                       (TO PROSPECTUS DATED JULY 3, 2000)

                                5,000,000 SHARES

                           GENELABS TECHNOLOGIES, INC.

                                  COMMON STOCK

                                -----------------

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

              INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
            SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                              PLAN OF DISTRIBUTION

     We plan to enter into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") pursuant to which: (1) Acqua Wellington will purchase 1,000,000 shares of our common stock at $4.00 per share for an aggregate $4,000,000; and (2) we may, from time to time and at our sole discretion during the eighteen (18) months following the execution of the purchase agreement, present Acqua Wellington with up to fifteen
(15) draw down notices which will obligate and may entitle it to purchase additional shares of our common stock. We may issue draw down notices to Acqua Wellington at any time during the 18 months, provided that there are at least five (5) trading days between each draw down period.
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     Each draw down notice will specify a draw down period, a draw down amount and a threshold price. The draw down period will equal 18 trading days at the end of which Acqua Wellington will be obligated to purchase a certain amount of our common stock based on the volume weighted average trading price of our common stock at the end of each trading day. The draw down amount will equal the dollar amount of common stock we are willing to sell during the draw down period, and the threshold price will equal a price per share of our common stock below which we will not be obligated to sell any shares during the draw down period.

     At the end of the draw down period, Acqua Wellington:

     (1) will be obligated to purchase 1/18th of the draw down amount for each day during the draw down period on which the daily volume weighted average price for our common stock equals or exceeds the threshold price, at a price per share equal to such daily volume weighted average price less a discount of between 3.5% and 6.0%; and

     (2) may elect, at its sole discretion, to also purchase 1/18th of the draw down amount for any or all of the days on which the volume weighted average price is below the threshold price, at a price per share equal to the threshold price less a discount of between 3.5% and 6.0%.

     In the draw down notice we may also, at our sole discretion, grant Acqua Wellington the option to exercise call options to purchase shares of our common stock during the draw down period in an amount up to the draw down amount. Acqua Wellington, at its sole discretion, may exercise such a call option to purchase shares of common stock. Acqua Wellington may exercise this option by providing us notice at the end of any day during the draw down period. The number of shares of common stock Acqua Wellington may purchase by exercising this option will be determined by the amount of our common stock it notifies us it desires to purchase at the end of that day, up to one-half the draw down amount multiplied by a per share price equal to the greater of the volume weighted average price for that day and the threshold price for the draw down period, less a discount of between 3.5% and 6.0%.

     The total amount of shares of common stock that Acqua Wellington may purchase over the 18 months following the execution of the purchase agreement will be the aggregate of the $4,000,000 initial purchase, the realized draw down amounts and the amount exercised on any call options. This amount will not exceed $29,000,000.


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     Acqua Wellington and its pledgees, donees, transferees and other subsequent owners, may offer the shares of our common stock that they may purchase at various times in one or more of the following transactions:

     o    in the over-the-counter market; or

     o    in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

     Acqua Wellington may also sell its shares under Rule 144 instead of this prospectus, if Rule 144 is available for those sales.

     The transactions in the shares may be effected by one or more of the follow ing methods:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

     o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

     o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     Acqua Wellington is an "underwriter" within the meaning of the Securities Act in connection with its sale of the shares purchased from us described in this prospectus supplement. Broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.



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     During the time Acqua Wellington is engaged in distributing shares covered by this prospectus, Acqua Wellington is required to comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

     o may not engage in any stabilization activity in connection with our securities;

     o must furnish each broker which offers shares of common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

     o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     In the purchase agreement, we will agree to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington. We will agree to pay certain reasonable fees of Acqua Wellington related to the execution of the purchase agreement and the transactions contemplated thereby in an amount up to $40,000.

                                 USE OF PROCEEDS

     We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 11 of the prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed on page 14 of the prospectus.


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                           MARKET FOR OUR COMMON STOCK

     On July 7, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $4.625 per share. Our common stock is listed on the Nasdaq National Market under the symbol "GNLB." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

     As of July 7, 2000, we had 42,673,086 shares of common stock outstanding.

                                     GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is July 10, 2000.



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                                TABLE OF CONTENTS

                                                                            PAGE
PROSPECTUS SUPPLEMENT
     Plan of Distribution...................................................S-1
     Use of Proceeds........................................................S-4
     Where You Can Find More Information....................................S-4
     Market for Our Common Stock............................................S-5
     General................................................................S-5

PROSPECTUS
     Prospectus Summary.......................................................1
     Genelabs Technologies, Inc...............................................1
     The Offering.............................................................1
     Risk Factors.............................................................3
     Forward-Looking Statements..............................................10
     Use of Proceeds.........................................................11
     Dilution................................................................12
     Plan of Distribution....................................................13
     Legal Matters...........................................................13
     Experts.................................................................13
     Where You Can Get More Information......................................14



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